CONTACT:
Lou Anne J. Nabhan
(804) 418-7745
Louanne.nabhan@hamiltonbeach.com

For Immediate Release
Thursday, July 23, 2020

HAMILTON BEACH BRANDS HOLDING COMPANY
ANNOUNCES FIRST QUARTER 2020 AND
PRELIMINARY SECOND QUARTER 2020 RESULTS
Highlights from Continuing Operations:

•
Q1 2020 total revenue decreased 4.6% as the COVID-19 global pandemic had an adverse impact on the International Consumer and Commercial markets, while sales in the US and Canada Consumer markets held steady to Q1 2019; operating profit increased modestly despite a decrease in revenue, driven by cost management programs

•
Q2 2020 total revenue is expected to increase approximately 5.5% compared to $131.1 million in Q2 2019, due to sales growth in the US and Canada, driven by strong demand for small kitchen appliances; operating profit is expected to be in the range of $10.5 million to $11.0 million compared to $3.2 million in Q2 2019, including a one-time benefit of approximately $1.6 million for tariff relief

•	Net debt at June 30, 2020 decreased from $80.5 million to $40.2 million, as a result of reduced inventory and significantly increased cash flow

•
Second half 2020 results are expected to reflect continued strong demand as consumers continue to stay close to home, retailers restock inventories, placements are strong for the holiday selling season, and cost containment continues

•	Kitchen Collection, reported as discontinued operations, completed its dissolution on April 3; its net losses and negative cash flow no longer have an impact on the Company

Glen Allen, Virginia - Hamilton Beach Brands Holding Company (NYSE: HBB) today announced results for the first quarter of 2020 and preliminary results for the second quarter of 2020. The Company expects to release Second Quarter 2020 financial results, file its Second Quarter 2020 10-Q, and hold an investor conference call to discuss first half 2020 financial results in mid-August 2020 and will issue a press release to confirm the date.
During the quarter ended March 31, 2020, the Company discovered certain accounting irregularities at its Mexico subsidiaries. The Company’s Audit Review Committee commenced an internal investigation with the assistance of outside counsel and other third party experts. As a result of the investigation, the Company concluded that certain former employees of one of the Mexico subsidiaries engaged in unauthorized transactions with the Company’s Mexico subsidiaries that resulted in expenditures being deferred on the balance sheet beyond the period for which the costs pertained. As a result, the Company recorded non-cash write-offs in its historical consolidated financial statements and restated its financial statements for the years ended December 31, 2019, 2018 and 2017 and each of the quarters during the years ended December 31, 2019 and 2018. The Company today filed an amended annual report on Form 10-K/A for the year ended December 31, 2019 with the Securities and Exchange Commission. Details regarding the restatements are available in the

Form 10-K/A and in the Form 10-Q for the quarter ended March 31, 2020, which was also filed today with the SEC. Both documents are available on the Company's website www.hamiltonbeachbrands.com.
Kitchen Collection completed its dissolution on April 3, 2020 with a pro-rata distribution of its remaining assets to creditors. Its liabilities at March 31, 2020 were adjusted to the amounts distributed and reflected as income from discontinued operations. As a result, Kitchen Collection's net losses and negative cash flow no longer have an impact on the Company. Kitchen Collection's results are reported as discontinued operations in all periods presented.

First Quarter 2020 Compared to First Quarter 2019 - Consolidated Results
Consolidated net income was $21.5 million, or $1.58 per diluted share, compared to a net loss of $3.4 million, or $0.25 per diluted share. Net loss from continuing operations was $1.4 million, or $0.10 per diluted share, compared to a net loss of $0.7 million, or $0.05 per diluted share. Income from discontinued operations was $22.9 million, or $1.68 per diluted share, compared to a net loss of $2.7 million or $0.20 per diluted share, as a result of final accounting for Kitchen Collection.

First Quarter 2020 Compared to First Quarter 2019 - Continuing Operations
The first quarter began with strong momentum and with revenue trending ahead of prior year. Many US customers increased inventory positions early in the year due to anticipated coronavirus-related disruptions in the supply chain in China. In March, momentum slowed across all markets as government measures to control the spread of COVID-19 were implemented. As a result, total revenue decreased 4.6% to $120.8 million compared to $126.6 million. Revenue from the US and Canada Consumer markets held steady compared to the prior year, while the International Consumer and Global Commercial markets decreased.
The Company's long-term relationships with a broad range of retailers and its strong capabilities in the growing ecommerce channel positioned it well to meet consumer demand. The Company’s largest retail partners continued to operate both brick-and-mortar stores and ecommerce platforms. Sales at retailers with open brick-and-mortar stores increased. A number of other retail partners temporarily closed their brick-and-mortar stores but continued to sell online. Some ecommerce retailers initially gave priority to certain essential items, causing them to reduce focus on small appliances, among other categories. Despite these restrictions, the Company experienced ecommerce growth. As those restrictions were removed, the Company experienced even stronger online demand for its products. Ecommerce sales in the first quarter increased 23% and accounted for 27% of total revenue. The Company also expanded the capabilities of its direct-to-consumer ecommerce business, which processed orders at levels typically seen only during the peak holiday season. Sales of the Company's “Only-the-Best”, or premium products, increased.
In the International Consumer market, revenue decreased, as countries where the Company does business, many of which are emerging markets, were adversely affected by the global pandemic. In the Commercial market, demand fell as the food service and hotel industries virtually shut down and revenue decreased.
Operating profit was $0.5 million compared to $0.1 million. Gross profit margin was 20.7% compared to 21.1%, due to increased freight expenses. Selling, general and administrative expenses decreased by $2.0 million to $24.2 million compared to $26.2 million. The year-over-year decrease in SG&A expenses was due to lower overall spending for environmental expenses, legal fees, and other corporate expenses and a $0.9 million reduction to an accrual for a contingent loss related to a patent infringement lawsuit after the court reduced the plaintiff's award. SG&A expenses included charges of $1.9 million in 2020 and charges of $1.8 million in 2019 to write-off unrealizable assets created as a result of unauthorized transactions by certain former employees of one of the Company's Mexican subsidiaries.
Other expense, net included currency losses of $1.9 million compared with currency gains of $0.2 million in 2019. The change is primarily due to the remeasurement of liabilities related to inventory purchases denominated in US dollars in Mexico and Brazil.
Net debt at March 31, 2020 decreased to $67.5 million from $83.2 million at March 31, 2019, as a result of reduced inventory and significantly improved cash flow. Decreased inventory had a positive impact of $17.0 million on cash flow. Trade receivables had a positive impact on cash flow of $34.8 million, as expected, due to the late order pattern in the 2019 holiday selling season. Use of cash before financing activities improved significantly, to $10.7 million from $41.1 million, due to the benefits of lower net working capital. There were no share repurchases during the first quarter.

First Quarter 2020 Compared to First Quarter 2019 - Discontinued Operations
As of December 31, 2019, all 160 Kitchen Collection stores were closed and operations ceased, following a successful liquidation process. As a result, Kitchen Collection’s losses and negative cash flow no longer have an impact on the Company. The dissolution of Kitchen Collection was completed on April 3, 2020 with a pro-rata distribution of its remaining assets to creditors, at which time the Kitchen Collection legal entity ceased to exist. Neither Hamilton Beach Brands Holding Company nor Hamilton Beach Brands, Inc. received a distribution. Kitchen Collection’s liabilities at March 31, 2020 were adjusted to the amounts distributed on April 3, 2020. The reduction in Kitchen Collection’s liabilities was reflected as income from discontinued operations. Income from discontinued operations was $22.9 million, or $1.68 per diluted share, compared to a net loss of $2.7 million or $0.20 per diluted share. Neither Hamilton Beach Brands Holding Company nor Hamilton Beach Brands, Inc. has guaranteed any of the obligations of Kitchen Collection.
Going forward, the Company's results will benefit from the closure of Kitchen Collection, which had operating losses of $31.3 million in 2019 (including $15.2 million in lease termination expense and $1.8 million in other wind down expenses), $6.5 million in 2018, and $2.7 million in 2017.

Preliminary Second Quarter 2020 Results Compared to Second Quarter 2019 - Continuing Operations
Total revenue in the second quarter is expected to increase approximately 5.5% compared to $131.1 million. The US Consumer market continues to drive the Company's overall results, and the Canada Consumer market has also experienced increased demand. Revenue in the International Consumer and Commercial markets has decreased due to the ongoing effect of the pandemic. In the US Consumer market, demand has surged as consumers continue to stay home and cook more during the pandemic. Many received government stimulus payments, which also bolstered spending. The industry and Company have experienced robust point-of-sale growth. Sales of Hamilton Beach brand products have outperformed the industry, reflecting the Company's leading position in a wide range of categories, with particularly strong demand for its slow cookers, blenders, food processors, hand mixers and coffee makers, among others, and demand has increased substantially for certain specialty appliances, such as bread makers and electric pasta makers. The Company continues to capitalize on its many strengths in the ecommerce channel, including shipping an increased number of products through its fast growing direct-to-consumer business. Sustained demand in the second quarter led to supply shortages and out-of-stock positions for certain product categories, which retailers are expected to replenish in the third quarter.
Second quarter operating profit is expected to be in the range of $10.5 million to $11.0 million compared to $3.2 million, including a one-time benefit of approximately $1.6 million for tariff relief. Net debt at June 30, 2020 decreased to $40.2 million from $80.5 million at June 30, 2019, reflecting significant improvement in net working capital. Cash flow before financing is expected to be in the range of $15.0 million to $20.0 million for the six months ended June 30, 2020.

Continued Business Impact of COVID-19
Hamilton Beach Brands continues to believe it is well positioned to effectively navigate the COVID-19 business environment. The Company’s broad portfolio of leading trusted brands, covering 50+ categories, at price points ranging from value to luxury, is providing the breadth and depth of choices that consumers need and want as home cooking has increased significantly. A large majority of the Company's products hold top market share positions and are focused on critical need categories. The Company continues to benefit from its strong retailer relationships, including with the major retail companies that have thrived as essential businesses during the pandemic, its well-developed ecommerce capability, its investments in experienced team members globally, its global infrastructure and its strategic initiatives for long-term growth. The Company implemented cost containment measures following the onset of the pandemic, which included curtailing discretionary expenses, freezing hiring and focusing capital spending on critical projects. Its supply chain management has resulted in reduced inventory, which has contributed to significantly increased cash flow and reduced debt compared to prior year periods.

Demand for small kitchen appliances remains strong in the US and Canada, as many consumers continue to stay at or close to home even as the economy reopens. The Company believes there is potential for the pandemic-driven change in consumer meal habits, which include improved cooking abilities as well as a heightened focus by many on healthy eating and wellness, to become a preference. Consumer demand is significantly focused on product categories in which the Company has a strong presence. Several of the Company's brands continue to outperform the industry, with the Hamilton Beach brand driving significant dollar growth.
New product introductions have been strong despite employee teams working remotely. New items being introduced in time for the holiday selling season include specialty coffee appliances, expansion of the air fryer line, a new vacuum sealer, a connected slow cooker, multi-function cooking appliances, many innovations for breakfast at home such as toasters with new features and egg cooking appliances, and a new water filtration and flavoring countertop machine, among others.
The International Consumer market has begun to improve from weak demand early in the year. While the Commercial market continues to be very weak due to the impact of COVID-19, the Company is well positioned to benefit from any rebound that may occur. A focus on expanding category participation has broadened the Company’s ability to generate revenue outside of its core commercial blender and drink mixer business. Ecommerce strength also is expected to have a favorable impact on commercial sales when the pandemic recovery unfolds.
Hamilton Beach Brands continues to work to mitigate the spread of the virus, protect the safety and health of employees, and serve customers and consumers. While near-term flexibility dominates current priorities, the Company also continues to execute its key strategic initiatives to position for recovery.

Second Half 2020 Outlook
While the current robust trends are not expected to be fully sustained over the long term, the Company believes consumer demand should remain strong for the balance of 2020. For the second half of 2020, the Company expects total revenue to increase in the mid-to-high single digits compared to the second half of 2019. The Company has more visibility into the third quarter and at this time expects revenue to increase in the range of 10% to 15% compared to the third quarter of 2019, driven by continued strong consumer demand as well as the fulfillment of significant incremental orders as retailers return to normal stocking levels following shortages in certain product categories. Third quarter operating profit is expected to be more than double operating profit of $4.4 million in the third quarter of 2019. For the fourth quarter, the Company expects a modest to moderate increase in revenue compared to the fourth quarter of 2019, based on holding and gaining placements and the strength of promotions planned for the holiday selling season, and depending on if the current robust demand continues or decelerates. Based on the current revenue outlook, fourth quarter operating profit is expected to increase in the range of 10% to 20%.
For the full year 2020, Hamilton Beach Brands expects to significantly exceed its goal of generating cash flow before financing of $20 million. The Company plans to update its outlook when it announces second quarter 2020 results.
Hamilton Beach Brands business is seasonal and a majority of its revenue and operating profit is earned in the second half of the year when sales of small kitchen appliances to retailers and consumers increase significantly to prepare for the fall holiday-selling season. For the past five years, on average, 60% of revenue and 85% of operating profit have been earned in the second half of the year.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company is a holding company for Hamilton Beach Brands, Inc., a leading designer, marketer and distributor of a wide range of branded small electric household and specialty housewares appliances, as well as commercial products for restaurants, fast food chains, bars and hotels. The Company’s consumer brands include Hamilton Beach®, Proctor Silex®, Hamilton Beach® Professional, Weston® field-to-table and farm-to-table food preparation equipment, TrueAir® air purifiers, and BrightlineTM personal care products. Hamilton Beach licenses the brands for Wolf Gourmet® countertop appliances and CHI® premium garment care products. Hamilton Beach markets the Bartesian® premium cocktail delivery system through an exclusive multiyear agreement. Commercial brands include Hamilton Beach Commercial®

and Proctor Silex Commercial®. For more information about Hamilton Beach Brands Holding Company, visit the Company’s website at www.hamiltonbeachbrands.com.

Forward-looking Statements
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties include, without limitation: (1) the unpredictable nature of the COVID-19 pandemic and its potential impact on our business; (2) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (3) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers, (4) bankruptcy of or loss of major retail customers or suppliers, (5) changes in costs, including transportation costs, of sourced products, (6) delays in delivery of sourced products, (7) changes in or unavailability of quality or cost effective suppliers, (8) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which HBB buys, operates and/or sells products, (9) the impact of tariffs on customer purchasing patterns, (10) product liability, regulatory actions or other litigation, warranty claims or returns of products, (11) customer acceptance of, changes in costs of, or delays in the development of new products, (12) increased competition, including consolidation within the industry, (13) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of HBB products, (14) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (15) risks associated with the wind down of KC including unexpected costs, contingent liabilities and the potential disruption of our other businesses, (16) the result of shareholder or governmental actions relating to the restatement of our financial statements and accounting and legal fees that we may incur in connection with the restatement, (17) our ability to successfully remediate the material weaknesses in our internal control over financial reporting disclosed in Form 10-K/A within the time periods and in the manner currently anticipated, additional material weaknesses or other deficiencies that may arise in the future or our ability to maintain an effective system of internal controls and (18) other risk factors, including those described in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K/A for the year ended December 31, 2019 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. Furthermore, the situation surrounding COVID-19 remains fluid and the potential for a material impact on the Company’s results of operations, financial condition, liquidity, and stock price increases the longer the virus impacts activity levels in the United States and globally. For this reason, the Company cannot reasonably estimate with any degree of certainty the future impact COVID-19 may have on its results of operations, financial position, liquidity and stock price. The extent of any impact will depend on the extent of new outbreaks as communities reopen, the extent to which returns to lockdown may be needed, the nature of government public health guidelines and the public’s adherence to those guidelines, the impact of government economic relief on the US economy, unemployment levels, the success of businesses reopening, the timing for proven treatments and vaccines for COVID-19, consumer confidence and demand for our products.

*****

HAMILTON BEACH BRANDS HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED MARCH 31
		As Restated and Recast
	2020	2019
	(In thousands, except per share data)
Revenue	$120,846	$126,642
Cost of sales	95,806	99,940
Gross profit	25,040	26,702
Selling, general and administrative expenses	24,213	26,246
Amortization of intangible assets	324	345
Operating profit	503	111
Interest expense, net	603	663
Other expense (income), net	1,702	(197)
Income (loss) from continuing operations before income taxes	(1,802)	(355)
Income tax expense (benefit)	(448)	307
Net income (loss) from continuing operations	(1,354)	(662)
Income (loss) from discontinued operations, net of tax	22,866	(2,723)
Net income (loss)	$21,512	$(3,385)

Basic and diluted earnings (loss) per share:
Continuing operations	$(0.10)	$(0.05)
Discontinued operations	1.68	(0.20)
Basic and diluted earnings (loss) per share	$1.58	$(0.25)

Basic weighted average shares outstanding	13,625	13,786
Diluted weighted average shares outstanding	13,625	13,786

HAMILTON BEACH BRANDS HOLDING COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

		As Restated	As Restated and Recast
	MARCH 31 2020	DECEMBER 31 2019	MARCH 31 2019
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$2,078	$2,142	$1,636
Trade receivables, net	69,569	108,381	79,102
Inventory	89,986	109,806	120,707
Prepaid expenses and other current assets	16,427	11,345	17,379
Current assets of discontinued operations	324	5,383	24,692
Total current assets	178,384	237,057	243,516
Property, plant and equipment, net	22,465	22,324	20,984
Goodwill	6,253	6,253	6,253
Other intangible assets, net	2,818	3,141	4,174
Deferred income taxes	5,128	6,248	3,166
Deferred costs	11,172	10,941	8,316
Other non-current assets	2,150	2,085	2,403
Non-current assets of discontinued operations	—	614	4,446
Total assets	$228,370	$288,663	$293,258
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$61,578	$111,348	$73,720
Accounts payable to NACCO Industries, Inc.	496	496	2,425
Revolving credit agreements	34,547	23,497	54,812
Accrued compensation	8,126	15,027	8,398
Accrued product returns	7,536	8,697	9,314
Other current liabilities	14,097	12,534	17,705
Current liabilities of discontinued operations	1,099	29,723	21,473
Total current liabilities	127,478	201,322	187,847
Revolving credit agreements	35,000	35,000	30,000
Other long-term liabilities	12,493	16,075	18,619
Non-current liabilities of discontinued operations	—	—	3,834
Total liabilities	174,972	252,397	240,300
Stockholders' equity
Class A Common stock	99	98	95
Class B Common stock	41	41	44
Capital in excess of par value	55,062	54,509	52,520
Treasury stock	(5,960)	(5,960)	—
Retained earnings	23,996	3,710	17,506
Accumulated other comprehensive loss	(19,842)	(16,132)	(17,207)
Total stockholders' equity	53,396	36,266	52,958
Total liabilities and stockholders' equity	$228,370	$288,663	$293,258

HAMILTON BEACH BRANDS HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	THREE MONTHS ENDED MARCH 31
		As Restated and Recast
	2020	2019
	(In thousands)
Operating activities
Net income (loss) from continuing operations	$(1,354)	$(662)
Adjustments to reconcile net income (loss) from continuing operations to net cash used for operating activities:
Depreciation and amortization	792	1,048
Deferred income taxes	1,182	2,311
Stock compensation expense	555	807
Other	343	(31)
Net changes in operating assets and liabilities:
Affiliate payable	—	9
Trade receivables	34,811	19,889
Inventory	17,047	2,263
Other assets	(5,637)	(2,698)
Accounts payable	(49,550)	(45,593)
Other liabilities	(8,231)	(17,582)
Net cash used for operating activities from continuing operations	(10,042)	(40,239)
Investing activities
Expenditures for property, plant and equipment	(625)	(854)
Net cash used for investing activities from continuing operations	(625)	(854)
Financing activities
Net additions to revolving credit agreements	11,102	38,165
Cash dividends paid	(1,226)	(1,177)
Net cash provided by financing activities from continuing operations	9,876	36,988
Cash flows from discontinued operations
Net cash used for operating activities from discontinued operations	(4,968)	(9,896)
Net cash provided by investing activities from discontinued operations	6	21
Net cash provided by financing activities from discontinued operations	—	9,400
Cash used for discontinued operations	(4,962)	(475)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	1,376	(51)
Cash, cash equivalents and restricted cash
Increase (decrease) for the period from continuing operations	585	(4,156)
Decrease for the period from discontinued operations	(4,962)	(475)
Balance at the beginning of the period	7,164	6,352
Balance at the end of the period	$2,787	$1,721

Reconciliation of cash, cash equivalents and restricted cash
Continuing operations:
Cash and cash equivalents	$2,078	$1,636
Restricted cash included in prepaid expenses and other current assets	186	—
Restricted cash included in other non-current assets	378	—
Cash and cash equivalents of discontinued operations	145	85
Total cash, cash equivalents, and restricted cash	$2,787	$1,721